Exhibit 8.1

                                DEWEY BALLANTINE
                           1301 Avenue of the Americas
                            New York, New York 10019

                                                               November 21, 1996

To the Addressees Listed on
the Attached Annex A


                 Re: Access Financial Mortgage Loan Trust 1996-4

Ladies and Gentlemen:

     We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan pass- through certificates denominated Access Financial Mortgage Loan Trust 1996-4 (the "Trust") Mortgage Loan Pass-Through Certificates, Series 1996-4, Class A, Class B, and Class R (the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of November 1, 1996 (the "Pooling and Servicing Agreement") among Access Financial Lending Corp., as seller (the "Seller") and master servicer, Access Financial Receivables Corp., as transferor (the "Transferor"), and The Chase Manhattan Bank, as trustee (the "Trustee").

     As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus, dated November 7, 1996, as supplemented by the Prospectus Supplement, dated November 18, 1996, (b) the Sub-Servicing Agreement dated as of November 1, 1996 among the Seller, the Trustee, and LSI Financial Group, and (c) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

     Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

     Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State and New York City in effect as of the date hereof, that:

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          1. Under  current  law and  assuming  compliance  with the Pooling and
Servicing Agreement, (a) each of the Lower- Tier REMIC and the Upper-Tier REMIC will constitute a REMIC under the Internal Revenue Code of 1986, as amended (the "Code"), (b) Class A and Class B constitute "regular interests," and the Class R Certificates will constitute the sole "residual interest," in the Upper- Tier REMIC and (c) the Trust will not be subject to New York State or New York City income or franchise tax.

          2. Neither the legal entity which constitutes the Trust nor any subtrust of the Trust will be an association taxable as a corporation.

          3. As a consequence of the qualification of the Trust as REMICs, the Class A Certificates and the Class B Certificates (the "Regular Interest Certificates") will be treated as "regular. . . interest(s) in a REMIC" under
Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code, provided that if less than 95 percent of the assets held by the Trust during any calendar year are comprised of assets qualifying under the above cited Sections of the Code, the Regular Interest Certificates will qualify under each of these Sections of the Code only in the same proportion that the assets in the Trust consist of qualifying assets under each of such Sections. In addition, as a consequence of the qualification of the Trust as REMICs, interest on the Regular Interest Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Regular Interest Certificates are treated as "real estate assets" under Section 856(c) of the Code, and the Regular Interest Certificates will qualify as "evidence of indebtedness" under Section 582(c)(1) of the Code.

          4. Neither the Trust nor any subtrust of the Trust will constitute a "taxable mortgage pool" within the meaning of Section 7701(i) of the Code.


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     This opinion is for the benefit of the  addressees  hereof only, and it may not be relied on by any other party or quoted without our express consent in writing.


                                                     Very truly yours,

                                                     DEWEY BALLANTINE


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                                     ANNEX A

Access Financial Lending Corp.
400 Highway 169 South
Suite 400
St. Louis Park, MN 55426-0365

Access Financial Receivables Corp.
400 Highway 169 South
Suite 410
St. Louis Park, MN 55426-0365

Prudential Securities Incorporated
One New York Plaza, 15th Floor
New York, New York 10292-2015

J.P. Morgan Securities Inc.
60 Wall Street, 18th Floor
New York, New York 10260-0060

LSI Financial Group
415 North McKinley
Suite 1250
Little Rock, Arkansas 72205

The Chase Manhattan Bank
450 West 33rd Street, 10th Floor
New York, NY  10001

Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Rating Group,
a division of The McGraw Hill Companies
25 Broadway
New York, New York 10004